Exhibit 99.2
The J. M. Smucker Company
Revised Item 7. Management’s Discussion and Analysis of Financial Condition
and Results of Operations of Part II of the 2011 Form 10-K
Management’s Discussion and Analysis
Executive Summary
For more than 110 years, The J. M. Smucker Company (“Company”), headquartered in Orrville, Ohio, has been committed to offering consumers trusted, quality products that bring families together to share memorable meals and moments. Today, the Company is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America.
Its family of brands includes Smucker’s, Folgers, Dunkin’ Donuts, Jif, Crisco, Pillsbury, Eagle Brand, R.W. Knudsen Family, Hungry Jack, Café Bustelo, Café Pilon, White Lily, and Martha White in the United States, along with Robin Hood, Five Roses, Carnation, Europe’s Best, and Bick’s in Canada. In addition to these brands, the Company markets products under numerous other brands, including Millstone, Dickinson’s, Laura Scudder’s, Adams, Double Fruit (Canada), and Santa Cruz Organic.
The Company has three reportable segments: U.S. Retail Coffee, U.S. Retail Consumer Foods, and International, Foodservice, and Natural Foods. The Company’s two U.S. retail market segments in total comprised over 80 percent of the Company’s net sales in 2011 and represent a major portion of the strategic focus area for the Company — the sale of branded food products with leadership positions to consumers through retail outlets in North America. The International, Foodservice, and Natural Foods segment represents sales outside of the U.S. retail market segments.

In both of the U.S. retail market segments, the Company’s products are sold primarily to food retailers, food wholesalers, drug stores, club stores, mass merchandisers, discount and dollar stores, and military commissaries. In the International, Foodservice, and Natural Foods segment, the Company’s products are distributed domestically and in foreign countries through retail channels, foodservice distributors and operators (e.g., restaurants, schools and universities, health care operators), and health and natural foods stores and distributors.
Strategic Elements
The Company remains rooted in its Basic Beliefs of Quality, People, Ethics, Growth, and Independence, established by its founder and namesake, Jerome Smucker, more than a century ago. Today, these basic beliefs are the core of the Company’s unique culture and serve as a foundation for decision making and actions. The Company has been led by four generations of family leadership, having had only five chief executive officers in 114 years. This continuity of management and thought extends to the broader leadership team that embodies the values and embraces the business practices that have contributed to the Company’s consistent growth.
The Company’s strategic vision is to own and market food brands which hold the number one market position in their category, with an emphasis on North America while embracing a global perspective.
The Company’s strategic long-term growth objectives are to increase net sales by six percent and earnings per share by greater than eight percent annually. While the net sales contribution from acquisitions will vary from year to year, the Company expects organic growth, including new products, to add three to four percent per year and acquisitions to contribute the remainder over the long term.

Results of Operations
On November 6, 2008, the Company completed a merger transaction with The Folgers Coffee Company (“Folgers”), previously a subsidiary of The Procter & Gamble Company. The transaction was accounted for as a purchase business combination and Folgers is included in the Company’s consolidated financial statements from the date of the merger. Because the transaction closed during the first week of the Company’s 2009 third quarter, incremental Folgers business, approximating six months of operations, is included in 2010, compared to 2009 (“incremental Folgers business”).

	Year Ended April 30,
			% Increase			% Increase
(Dollars in millions, except per share data)	2011	2010	(Decrease)	2010	2009	(Decrease)
Net sales	$4,825.7	$4,605.3	5%	$4,605.3	$3,757.9	23%
Gross profit	$1,798.5	$1,786.7	1%	$1,786.7	$1,251.4	43%
% of net sales	37.3%	38.8%		38.8%	33.3%
Operating income	$784.3	$790.9	(1)%	$790.9	$452.3	75%
% of net sales	16.3%	17.2%		17.2%	12.0%
Net income:
Income	$479.5	$494.1	(3)%	$494.1	$266.0	86%
Income per common share — assuming dilution	$4.05	$4.15	(2)%	$4.15	$3.11	33%

Gross profit excluding special project costs (1)	$1,852.6	$1,790.6	3%	$1,790.6	$1,251.4	43%
% of net sales	38.4%	38.9%		38.9%	33.3%

Operating income excluding special project costs (1)	$897.4	$830.3	8%	$830.3	$535.2	55%
% of net sales	18.6%	18.0%		18.0%	14.2%

Income excluding special project costs:(1)
Income	$555.1	$520.8	7%	$520.8	$321.6	62%
Income per common share — assuming dilution	$4.69	$4.37	7%	$4.37	$3.76	16%

(1)	Refer to “Non-GAAP Measures” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for a reconciliation to the comparable GAAP financial measure.
—Summary of 2011—
Net sales in 2011 increased five percent, compared to 2010, primarily due to price increases. Sales mix and foreign exchange rates also contributed to more than offset the impact of potato products divested in March 2010 and a one percent decline in volume. While the net effect of price increases more than offset overall higher raw material costs, increased restructuring and merger and integration costs (“special project costs”) and impairment charges resulted in a one percent decline in operating income. Excluding special project costs, operating income increased eight percent for 2011, compared to 2010. The Company’s net income per diluted share decreased two percent, yet increased seven percent excluding special project costs, for 2011, compared to 2010.
—Summary of 2010—
Net sales, margins, and earnings per share growth was realized in 2010 as the incremental Folgers business and improved profitability across all of the Company’s reportable segments contributed to the improvements. Company net sales increased 23 percent in 2010, compared to 2009, as incremental Folgers business more than offset the impact of price reductions in certain categories resulting from generally lower commodity costs in 2010, compared to 2009. Operating income increased 75 percent and, excluding special project costs, increased 55 percent as the Company realized the first full year of synergies associated with the Folgers merger and the benefit of favorable green coffee costs. Net income per common share — assuming dilution increased approximately 33 percent. Excluding special project costs, income per common share — assuming dilution increased approximately 16 percent in 2010, compared to 2009.
—Net Sales—
2011 Compared to 2010

		Year Ended April 30,

			Increase
(Dollars in millions)	2011	2010	(Decrease)%

Net sales	$4,825.7	$4,605.3	$220.5	5%
Adjust for certain noncomparable items:
Divestiture	0	(40.4)	40.4	1
Foreign exchange	(22.1)	0	(22.1)	0

Net sales, excluding divestiture and foreign exchange	$4,803.7	$4,564.9	$238.8	5%

Amounts may not add due to rounding.
Net sales for 2011 increased $220.5 million, or five percent, compared to 2010, as the net impact of pricing contributed approximately four percent to net sales and the overall impact of sales mix was favorable. The impact of the potato products divestiture and foreign exchange was not significant. Overall volume decreased one percent. Volume gains were realized in Jif peanut butter, Crisco oils, natural foods beverages, Smucker’s fruit spreads, Dunkin’ Donuts packaged coffee, and Pillsbury frostings. Volume declines were primarily in Pillsbury flour and baking mixes.
2010 Compared to 2009

		Year Ended April 30,

			Increase
(Dollars in millions)	2010	2009	(Decrease)%

Net sales	$4,605.3	$3,757.9	$847.4	23%
Adjust for certain noncomparable items:
Acquisitions	(920.9)	0	(920.9)	(25)
Divestiture	0	(6.3)	6.3	0
Foreign exchange	(23.4)	0	(23.4)	(1)

Net sales, excluding acquisitions, divestiture, and foreign exchange	$3,661.0	$3,751.6	$(90.6)	(2)%

Amounts may not add due to rounding.
Net sales increased $847.4 million, or 23 percent, to $4,605.3 million in 2010, compared to $3,757.9 million in 2009. Acquisitions, primarily incremental Folgers business, contributed $920.9 million to 2010 net sales. Excluding acquisitions, the potato business divested in March 2010, and the impact of foreign exchange, net sales were down two percent in 2010, compared to 2009, primarily due to pricing.
Excluding the incremental Folgers business and divestiture, volume increased one percent in 2010, compared to 2009, with gains across most of the Company’s leading brands including Pillsbury flour, baking mixes, and frostings, Jif peanut butter, Crisco shortening and oils, Robin Hood baking products in Canada, Hungry Jack pancakes and syrups, and Smucker’s fruit spreads. Volume declines were primarily in private label canned milk, regional baking brands, and Europe’s Best frozen fruit in Canada. The overall favorable impact of volume growth on net sales was more than offset by a three percent price and mix decline, attributable primarily to price reductions in the U.S. Consumer Foods segment, and an increase in promotional spending across several categories.

—Operating Income—
The following table presents components of operating income as a percentage of net sales.

		Year Ended April 30,

	2011	2010	2009

Gross profit	37.3%	38.8%	33.3%
Selling, distribution, and administrative expenses:
Marketing	3.4%	3.8%	3.7%
Advertising	2.4	2.8	2.1
Selling	3.3	3.3	3.5
Distribution	3.2	3.3	3.5
General and administrative	5.6	5.9	5.1

Total selling, distribution, and administrative expenses	17.9%	19.1%	17.9%

Amortization	1.5	1.6	1.0
Impairment charges	0.4	0.3	0.1
Restructuring and merger and integration costs	1.2	0.8	2.2
Other operating expense (income) — net	0.0	(0.2)	0.1

Operating income	16.3%	17.2%	12.0%

Amounts may not add due to rounding.
2011 Compared to 2010
Gross profit increased $11.8 million in 2011, compared to 2010, as the increase in net sales offset the impact of overall higher raw material and freight costs and $50.2 million of incremental special project costs included in cost of products sold, consisting primarily of accelerated depreciation. Excluding special project costs, gross profit increased $62.0 million, or three percent, yet decreased as a percent of net sales from 38.9 percent in 2010 to 38.4 percent in 2011. Raw material cost increases were most significant for green coffee, soybean oil, milk, and sugar and more than offset lower costs for peanuts. Price increases taken during the year, mostly on the Company’s coffee brands to offset higher green coffee costs, drove the gross profit increase in 2011, but did not generate gross margin expansion compared to 2010. Gross margin was also reduced by price declines in effect on Crisco oils during part of 2011 in response to competitive dynamics, despite higher soybean oil costs. Unrealized mark-to-market adjustments on commodity derivatives in 2011 were not material.
Selling, distribution, and administrative expenses (“SD&A”) decreased two percent in 2011, compared to 2010, and decreased as a percentage of net sales from 19.1 percent to 17.9 percent. Marketing expenses, including advertising, decreased eight percent in 2011, compared to 2010, which included record investment in print, online, and television advertisement in support of the Company’s largest brands. Distribution expenses decreased one percent in 2011, compared to 2010, related generally to declines in sales volume. Selling expenses increased three percent but remained flat as a percentage of net sales. General and administrative expenses increased two percent, primarily related to higher depreciation charges and digital marketing initiatives, but were lower as a percentage of net sales.
Noncash impairment charges of $17.6 million and $11.7 million were recognized in 2011 and 2010, respectively, resulting from the write-down to estimated fair value of certain of the Company’s intangible assets, primarily the Europe’s Best trademark and customer relationship. Other operating expense — net of $0.6 million was recognized in 2011 consisting of losses on the disposition of assets. Other operating income — net of $3.3 million was recognized in 2010 resulting from a $12.9 million gain recognized on the divestiture of the potato business which more than offset losses on the disposition of assets.
Operating income decreased $6.6 million, or one percent, in 2011, compared to 2010, including an overall $73.7 million increase in special project costs. Excluding the impact of special project costs in both periods, operating income increased $67.1 million, or eight percent, and improved from 18.0 percent of net sales in 2010 to 18.6 percent in 2011. Special project costs were higher in 2011, compared to 2010, driven by the Company’s ongoing progress on its restructuring project which were only slightly offset by lower integration costs as activities related to Folgers were minimal.
2010 Compared to 2009
Gross profit increased $535.3 million, or 43 percent, in 2010, compared to 2009, and improved to 38.8 percent of net sales from 33.3 percent over the same period. Much of the gross profit improvement was attributable to incremental Folgers business and other coffee-related impacts in 2010, compared to 2009, primarily favorable green coffee costs and volume-related plant efficiencies. Lower other raw material costs, notably oils, flour, and milk, and freight costs across the businesses also favorably impacted gross margin in 2010, compared to 2009. Unrealized mark-to-market adjustments on commodity derivatives in 2010 were not material.

SD&A expenses increased 30 percent in 2010, compared to 2009, primarily due to incremental Folgers business and the larger company. Marketing expense, including advertising expense, increased approximately 39 percent in 2010, compared to 2009, as the Company made a record investment in advertisement. Advertising expense was $130.6 million in 2010, compared to $77.4 million in 2009. Selling and distribution expenses both increased 17 percent in 2010, compared to 2009, as the impact of synergies related to the Folgers merger partially offset the expense impact of the incremental Folgers business. General and administrative expenses increased 38 percent in 2010, compared to 2009, as 2009 did not include expenses to fully support the Folgers business. Increased pension and other employee benefit costs and costs related to the closure of the Company’s West Fargo, North Dakota, manufacturing facility, are also included in 2010.
Amortization expense was $73.7 million in 2010, an increase of $34.8 million from 2009, reflecting the full year impact of intangible assets associated with the Folgers transaction. Noncash impairment charges of $11.7 million were recognized in 2010, primarily related to the Europe’s Best trademark in Canada.
Other operating income — net of $3.3 million was recognized in 2010 resulting from a $12.9 million gain recognized on the divestiture of the potato business which offset other asset losses. Other operating expense — net of $2.4 million was recognized in 2009 consisting of losses on the disposition of assets.
Driven by gross profit improvements, operating income increased 75 percent in 2010, compared to 2009, and improved from 12.0 percent to 17.2 percent of net sales. Special project costs were $43.5 million lower in 2010, compared to 2009, as integration activities related to Folgers were near completion and restructuring costs had minimal impact.
—Interest Income and Expense—
Interest income was flat in 2011, compared to 2010. Interest expense increased $4.4 million during 2011, compared to 2010, due to higher average debt outstanding. The interest expense impact of $625.0 million of debt repayments in 2010, most of which were made in the second half of the year, was more than offset by the interest expense associated with the issuance of $400.0 million in 4.50 percent Senior Notes on June 15, 2010.

Interest income decreased $4.2 million during 2010, compared to 2009, primarily due to a decrease in the average investment balance throughout the year. Interest expense increased $2.7 million in 2010, compared to 2009, reflecting an increase in the Company’s debt obligations during the first half of 2010, compared to the first half of 2009, resulting from the October 2008 issuance of $400.0 million in Senior Notes with a weighted-average interest rate of 6.60 percent and the addition of Folgers’ $350.0 million variable-rate bank note payable at the merger date. The interest incurred on these additional borrowings was mostly offset by a reduction in interest expense resulting from the scheduled repayments of Senior Notes of $75.0 million and $200.0 million in June and November 2009, respectively, and the Folgers’ $350.0 million bank note in November 2009.
—Income Taxes—
Income taxes increased slightly in 2011, compared to 2010, despite a two percent decrease in income before income taxes during the same period. The effective tax rate increased to 33.1 percent in 2011, from 32.4 percent in 2010, primarily due to higher current and deferred state income taxes and reduced tax benefits associated with the Canadian operations, partially offset by increased tax benefits related to the domestic manufacturing deduction in 2011, compared to 2010.
Income taxes increased $106.5 million, or 82 percent, during 2010, compared to 2009, slightly less than the percentage increase in income before income taxes as the effective tax rate was 32.4 percent in 2010, compared to 32.9 percent in 2009. The effective tax rate decrease was primarily a result of lower deferred tax rates and increased benefits realized from the domestic manufacturing deduction, offset somewhat by increases in state and local income taxes.
—Restructuring—
In calendar 2010, the Company announced its plan to restructure its coffee, fruit spreads, and Canadian pickle and condiments operations as part of its ongoing efforts to enhance the long-term strength and profitability of its leading brands. The initiative is a long-term investment to optimize production capacity and lower the overall cost structure. It includes estimated capital investments of approximately $220.0 million, to be incurred through 2014, for a new state-of-the-art food manufacturing facility in Orrville, Ohio, and consolidation of coffee production in

New Orleans, Louisiana. The Company’s pickle and condiments production will be transitioned to third-party manufacturers.
Upon completion in 2014, the restructuring plan will result in the closing of six of the Company’s facilities — Memphis, Tennessee; Ste. Marie, Quebec; Sherman, Texas; Kansas City, Missouri; Dunnville, Ontario; and Delhi Township, Ontario; and the reduction of approximately 850 full-time positions. The Sherman facility closed in April 2011.
The Company expects total restructuring costs of approximately $235.0 million, of which $107.7 million has been incurred through April 30, 2011, including $102.0 million in 2011 consisting primarily of $53.6 million of long-lived asset charges and $36.0 million of employee separation costs. The restructuring is proceeding as planned and the balance of the costs is anticipated to be recognized over the next three fiscal years as the facilities are closed.
—Subsequent Event—
On May 16, 2011, the Company announced that it had completed an acquisition of the coffee brands and business operations of Rowland Coffee Roasters, Inc. (“Rowland Coffee”), a privately-held company headquartered in Miami, Florida, for $360.0 million in cash.
Rowland Coffee’s products are primarily sold under the leading Hispanic Café Bustelo and Café Pilon brands with distribution in retail and foodservice channels concentrated in southern Florida and the northeastern U.S. It is a leading producer of espresso coffee in the U.S., generating total net sales in excess of $110.0 million in calendar 2010. The acquisition includes a manufacturing, distribution, and office facility in Miami. The Company completed the transaction with cash on hand and borrowings of $180.0 million under its existing credit facility.
—Segment Results—
The Company’s reportable segments have been modified to align segment financial results with the responsibilities of segment management, consistent with the executive appointments announced in March 2011. As a result, the Company now presents the following three reportable segments: U.S. Retail Coffee, U.S. Retail Consumer Foods, and International, Foodservice, and Natural Foods. The U.S. Retail Coffee segment represents the domestic sales of Folgers, Dunkin’ Donuts, and Millstone branded coffee to retail customers; the U.S. Retail Consumer Foods segment primarily includes domestic sales of Smucker’s, Crisco, Jif,

Pillsbury, Eagle Brand, Hungry Jack, and Martha White branded products; and the International, Foodservice, and Natural Foods segment is comprised of products distributed domestically and in foreign countries through retail channels, foodservice distributors and operators (e.g., restaurants, schools and universities, health care operators), and health and natural foods stores and distributors.
In addition, certain specialty brands which were previously included in the U.S. Retail Consumer Foods segment are included in the International, Foodservice, and Natural Foods segment (“product realignments”). Segment performance for 2011, 2010, and 2009 has been reclassified for these product realignments and the organizational changes described above.

			Year Ended April 30,

			% Increase			% Increase
(Dollars in millions)	2011	2010	(Decrease)	2010	2009	(Decrease)

Net sales:
U.S. Retail Coffee	$1,930.9	$1,700.5	14%	$1,700.5	$855.6	99%
U.S. Retail Consumer Foods	1,953.0	2,004.7	(3)	2,004.7	2,072.5	(3)
International, Foodservice, and Natural Foods	941.8	900.1	5	900.1	829.8	8

Segment profit:
U.S. Retail Coffee	$536.1	$484.0	11%	$484.0	$211.1	129%
U.S. Retail Consumer Foods	406.5	407.7	(0)	407.7	361.2	13
International, Foodservice, and Natural Foods	159.6	140.4	14	140.4	110.2	27

Segment profit margin:
U.S. Retail Coffee	27.8%	28.5%		28.5%	24.7%
U.S. Retail Consumer Foods	20.8	20.3		20.3	17.4
International, Foodservice, and Natural Foods	16.9	15.6		15.6	13.3

The calculation of segment profit was modified at the beginning of 2011 to include intangible asset amortization and impairment charges related to segment assets, along with certain other items in each of the segments. These items were previously considered corporate expenses and were not allocated to the segments. This change more accurately aligns the segment financial results with the responsibilities of segment management, most notably in the area of intangible assets. Segment profit for 2010 and 2009 has been presented to be consistent with the current methodology.

U.S. Retail Coffee
Net sales for the U.S. Retail Coffee segment increased 14 percent in 2011, compared to 2010. Price increases taken during the year contributed approximately 11 percent to net sales and more than offset a one percent volume decline. The introduction of Folgers Gourmet Selections and Millstone K-Cups offerings in the second quarter of the fiscal year added approximately three percent to U.S. Retail Coffee segment net sales in 2011. Volume decreased two percent for the Folgers brand while Dunkin’ Donuts packaged coffee increased six percent in 2011, compared to 2010. Segment profit increased 11 percent in 2011, compared to 2010, as price increases realized during the year more than offset higher green coffee costs. Segment marketing expenses decreased 17 percent in 2011, compared to 2010, as advertising was at more typical levels in the current year and incremental investments were made in the prior year. Segment profit margin declined to 27.8 percent in 2011, from 28.5 percent in 2010.
U.S. Retail Coffee segment net sales nearly doubled in 2010, compared to 2009, including incremental Folgers business totaling approximately $840.6 million. Volume increased approximately four percent in 2010, compared to the same full 12-month period in 2009, which included the period prior to the merger, approximating six months of operations. The Folgers brand contributed the majority of the volume increase in 2010, compared to 2009. Continued growth of Dunkin’ Donuts coffee also contributed double-digit volume growth and nearly $250.0 million in net sales for 2010. The U.S. Retail Coffee segment profit more than doubled to $484.0 million in 2010, compared to $211.1 million in 2009, and improved to 28.5 percent of net sales, from 24.7 percent in 2009. The 2010 segment profit margin was favorably impacted by green coffee costs, product mix, and volume-related plant efficiencies which offset significantly increased marketing investments.
U.S. Retail Consumer Foods
Net sales and volume for the U.S. Retail Consumer Foods segment decreased three percent in 2011, compared to 2010. Net sales and volume decreased one percent for the same period excluding potato products. Net sales include the impact of a peanut butter price reduction of five percent taken at the beginning of the fiscal year as well as Crisco oil price declines in effect during much of the year. Volume gains were realized in Jif peanut butter, Crisco oils, Smucker’s fruit spreads, and Hungry Jack pancake mixes and syrups, offset by declines in Pillsbury flour and baking mixes. The declines in Pillsbury flour and baking mixes were the result of planned reductions in lower-margin products and a competitive and promotional environment during most of the year. Regional baking brands and canned milk were also down. While segment profit in 2011 was flat compared to 2010, segment profit margin improved from 20.3 percent to 20.8 percent, as decreases in supply chain costs and marketing expenses in 2011 more than offset the gain of approximately $12.9 million on divested potato products included in 2010.
Total volume in the U.S. Retail Consumer Foods segment increased two percent in 2010, compared to 2009, with gains in Pillsbury flour and baking mixes, Jif peanut butter, Crisco oils, Hungry Jack pancake mixes and syrups, and Smucker’s fruit spreads, which were offset by declines in canned milk and regional baking brands. U.S. Retail Consumer Foods segment net sales decreased three percent in 2010, compared to 2009, reflecting the full year impact of price declines taken during 2009 on certain items and increased promotional spending. During March 2010, the Company divested its potato products in a $19.0 million cash transaction realizing a gain of approximately $12.9 million on the divestiture. U.S. Retail Consumer Foods segment profit increased 13 percent for 2010, compared to 2009, mainly due to the divestiture gain and lower raw material costs, offset by a five percent increase in marketing expense as well as intangible asset impairments and losses on the disposition of assets no longer used in manufacturing operations. Segment profit margin improved from 17.4 percent in 2009 to 20.3 percent in 2010.
International, Foodservice, and Natural Foods
Net sales and volume in the International, Foodservice, and Natural Foods segment increased five percent and two percent, respectively, in 2011, compared to 2010. Excluding foreign exchange, net sales increased two percent compared to the same period last year. International, Foodservice, and Natural Foods segment profit increased 14 percent and improved to 16.9 percent of net sales in 2011, from 15.6 percent of net sales in 2010. Impairment charges of $17.2 million related to Europe’s Best intangible assets in Canada were recorded in 2011, compared to $7.3 million in 2010. The incremental impairment charge of $9.9 million reduced segment profit margin by 1.1 percentage points. However, segment profit in 2011 benefited from lower supply chain costs and favorable sales mix, primarily driven by Folgers coffee, which more than offset the impact of the higher impairment charge.

Net sales in the International, Foodservice, and Natural Foods segment increased eight percent in 2010, compared to 2009, due to a favorable exchange rate impact of $23.4 million and incremental Folgers business totaling approximately $78.3 million. Net sales, excluding acquisitions and foreign exchange, decreased four percent over the same period. Volume decreased one percent, excluding incremental Folgers business, in 2010, compared to 2009. Gains in Canada’s baking and spreads categories and coffee in the foodservice and export businesses were offset by declines in Europe’s Best frozen fruit in Canada, natural foods beverages, and foodservice portion control. The impact of the overall volume decline, combined with lower prices and increases in promotional spending, resulted in the net sales decline, excluding acquisitions and foreign exchange. International, Foodservice, and Natural Foods segment profit increased 27 percent in 2010, compared to 2009, primarily due to the impact of increased coffee sales and lower raw material costs which more than offset the impairment charge related to Europe’s Best and losses on the disposition of assets no longer used in manufacturing operations. Segment profit margin improved from 13.3 percent in 2009 to 15.6 percent in 2010.

Financial Condition
—Liquidity—

	Year Ended April 30,

(Dollars in millions)	2011	2010	2009

Net cash provided by operating activities	$391.6	$713.5	$447.0
Net cash used for investing activities	(192.9)	(104.4)	(177.0)
Net cash (used for) provided by financing activities	(170.4)	(788.5)	12.6

Net cash provided by operating activities	$391.6	$713.5	$447.0
Additions to property, plant, and equipment	(180.1)	(137.0)	(108.9)

Free cash flow	$211.5	$576.5	$338.1

Amounts may not add due to rounding.
The Company’s principal source of funds is cash generated from operations, supplemented by borrowings against the Company’s revolving credit facility. Total cash and cash equivalents increased to $319.8 million at April 30, 2011, compared to $283.6 million at April 30, 2010.
The Company expects a significant use of cash during the first half of each fiscal year, primarily due to seasonal fruit and vegetable procurement, the buildup of inventories to support the Fall Bake and Holiday period, and the additional increase of coffee inventory in advance of the Atlantic hurricane season. The Company typically expects cash provided by operations in the second half of the year to significantly exceed the amount in the first half of the year, upon completion of the Company’s key promotional periods.
Cash provided by operating activities in 2011 was $391.6 million, compared to $713.5 million in 2010. The decrease in cash provided by operating activities in 2011, compared to 2010, was primarily related to increases in commodity costs on higher inventory levels, an increase in income tax payments, and the timing of the Easter holiday. The significant increase in commodity costs, primarily green coffee in the second half of 2011, is reflected in higher trade receivables and inventory balances, offset somewhat by the related impact of an increase in accounts payable in 2011, compared to 2010. Also contributing to the higher trade receivables is the Easter holiday occurring later in 2011 than in 2010 resulting in more of the collection cycle being deferred into the next fiscal year. Approximately $80.0 million of the increase in income tax payments represents a change in the timing of the payments.

Cash used for investing activities was $192.9 million in 2011, compared to $104.4 million in 2010. The increased cash used for investing activities in 2011, compared to 2010, was primarily due to the purchase of $75.6 million of marketable securities in 2011 and increased capital expenditures. Cash used for capital expenditures increased to $180.1 million in 2011, compared to $137.0 million in 2010, primarily related to expenditures associated with the Company’s restructuring project and corporate headquarters expansion.
Cash used for financing activities during 2011 was $170.4 million. The Company’s issuance of $400.0 million in Senior Notes was more than offset by quarterly dividend payments of $194.0 million and the purchase of treasury shares for $389.1 million, including the repurchase of approximately 5.7 million common shares available under Board of Directors’ authorizations. During 2010, total cash of $788.5 million was used for financing purposes consisting primarily of $625.0 million in debt repayments and $166.2 million in quarterly dividend payments. The increased dividend payments in 2011, compared to 2010, resulted from increases in the quarterly dividend rate during the period.
—Capital Resources—
The following table presents the Company’s capital structure.

	April 30,

(Dollars in millions)	2011	2010

Current portion of long-term debt	$0	$10.0
Long-term debt	1,304.0	900.0

Total debt	$1,304.0	$910.0
Shareholders’ equity	5,292.4	5,326.3

Total capital	$6,596.4	$6,236.3

Amounts may not add due to rounding.
On June 15, 2010, the Company issued $400.0 million of 4.50 percent Senior Notes with a final maturity on June 1, 2025. The Senior Notes have a 12-year average maturity with scheduled payments starting on June 1, 2020. Proceeds from the Senior Notes issuance were used for general corporate purposes, including the purchase of treasury shares. On September 1, 2010, the Company repaid the $10.0 million of 7.94 percent Series C Senior Notes utilizing cash on hand.

On January 31, 2011, the Company entered into an amended and restated credit agreement with a group of six banks. The credit facility provides for an unsecured revolving credit line of $600.0 million and matures January 31, 2016. At April 30, 2011, the Company did not have a balance outstanding under the revolving credit facility. Subsequent to year end, the Company borrowed $240.0 million under its revolving credit facility for general corporate purposes, including the Rowland Coffee acquisition.
During 2011, the Company completed the repurchase of approximately 5.7 million common shares under Rule 10b5-1 trading plans utilizing $381.5 million of cash on hand. At April 30, 2011, approximately 3.0 million common shares remain available for repurchase under the Board of Directors’ most recent authorization, including approximately 0.5 million common shares remaining under the Company’s Rule 10b5-1 repurchase plan (“Plan”) established in March 2011. Purchases will be transacted by a broker based upon the guidelines and parameters of the Plan. There is no guarantee as to the exact number of shares that will be repurchased.
Cash requirements for 2012 will include capital expenditures of approximately $250.0 to $275.0 million, including amounts related to the announced restructuring program, quarterly dividend payments of approximately $200.0 million based on current rates and common shares outstanding, and interest payments on long-term debt obligations of approximately $65.0 million for the year. Absent any further acquisitions or other significant investments, the Company believes that cash on hand, combined with cash provided by operations and borrowings available under its credit facility, will be sufficient to meet cash requirements for the next 12 months, including capital expenditures, the payment of quarterly dividends, and interest on debt outstanding.
Non-GAAP Measures
The Company uses non-GAAP measures including net sales excluding acquisitions, divestitures, and foreign exchange rate impact; gross profit, operating income, income, and income per diluted share, excluding special project costs; and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). Rather, the presentation of these non-GAAP measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. The following table reconciles certain non-GAAP financial measures to the comparable GAAP financial measure.

	Year Ended April 30,
(Dollars in thousands, except per share data)	2011	2010	2009	2008	2007

Reconciliation to gross profit:
Gross profit	$1,798,517	$1,786,690	$1,251,429	$782,164	$702,055
Cost of products sold — restructuring	54,089	3,870	0	1,510	9,981

Gross profit excluding special project costs	$1,852,606	$1,790,560	$1,251,429	$783,674	$712,036

Reconciliation to operating income:
Operating income	$784,272	$790,909	$452,275	$284,559	$254,648
Merger and integration costs	11,194	33,692	72,666	7,967	61
Cost of products sold — restructuring	54,089	3,870	0	1,510	9,981
Other restructuring costs	47,868	1,841	10,229	3,237	2,120

Operating income excluding special project costs	$897,423	$830,312	$535,170	$297,273	$266,810

Reconciliation to net income:
Income before income taxes	$717,164	$730,753	$396,065	$254,788	$241,004
Merger and integration costs	11,194	33,692	72,666	7,967	61
Cost of products sold — restructuring	54,089	3,870	0	1,510	9,981
Other restructuring costs	47,868	1,841	10,229	3,237	2,120

Income before income taxes, excluding special project costs	$830,315	$770,156	$478,960	$267,502	$253,166
Income taxes, as adjusted	275,182	249,374	157,343	88,621	88,014

Income excluding special project costs	$555,133	$520,782	$321,617	$178,881	$165,152
Weighted-average shares — assuming dilution	118,276,086	119,081,445	85,547,530	56,873,492	57,233,399
Income per common share excluding special project costs — assuming dilution	$4.69	$4.37	$3.76	$3.15	$2.89

Off-Balance Sheet Arrangements and Contractual Obligations
The Company does not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as variable interest entities. Transactions with related parties are in the ordinary course of business, conducted at an arm’s length basis, and not material to the Company’s results of operations, financial condition, or cash flows.
The following table summarizes the Company’s contractual obligations at April 30, 2011. `

		Less Than	One to	Three to	More Than
(Dollars in millions)	Total	One Year	Three Years	Five Years	Five Years

Debt obligations	$1,304.0	$0	$100.0	$199.0	$1,005.0
Operating lease obligations	103.6	26.1	40.8	22.7	14.0
Purchase obligations	1,646.5	1,563.8	82.7	0	0
Other noncurrent liabilities	180.6	0	2.4	0	178.2

Total	$3,234.7	$1,589.9	$225.9	$221.7	$1,197.2

Purchase obligations in the above table include agreements to purchase goods or services that are enforceable and legally binding on the Company. Included in this category are certain obligations related to normal, ongoing purchase obligations in which the Company has guaranteed payment to ensure availability of raw materials and packaging supplies. The Company expects to receive consideration for these purchase obligations in the form of materials. The purchase obligations in the above table do not represent the entire anticipated purchases in the future, but represent only those items for which the Company is contractually obligated. The table excludes the liability for unrecognized tax benefits and tax-related net interest and penalties of approximately $22.1 million under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, since the Company is unable to reasonably estimate the timing of cash settlements with the respective taxing authorities.

Critical Accounting Estimates and Policies
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that in certain circumstances affect amounts reported in the accompanying consolidated financial statements. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. The Company does not believe there is a great likelihood that materially different amounts would be reported under different conditions or using different assumptions related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.
Revenue Recognition. The Company recognizes revenue when all of the following criteria have been met: a valid customer order with a determinable price has been received; the product has been shipped and title has transferred to the customer; there is no further significant obligation to assist in the resale of the product; and collectibility is reasonably assured. A provision for estimated returns and allowances is recognized as a reduction of sales at the time revenue is recognized.
Trade Marketing and Merchandising Programs. In order to support the Company’s products, various promotional activities are conducted through retail trade, distributors, or directly with consumers, including in-store display and product placement programs, feature price discounts, coupons, and other similar activities. The Company regularly reviews and revises, when it deems necessary, estimates of costs to the Company for these promotional programs based on estimates of what will be redeemed by retail trade, distributors, or consumers. These estimates are made using various techniques including historical data on performance of similar promotional programs. Differences between estimated expense and actual performance are recognized as a change in management’s estimate in a subsequent period. As the Company’s total promotional expenditures, including amounts classified as a reduction of net sales, represented approximately 26 percent of net sales in 2011, the possibility exists of materially different reported results if factors such as the level and success of the promotional programs or other conditions differ from expectations.

Income Taxes. The future tax benefit arising from the net deductible temporary differences and tax carryforwards is approximately $116.9 million and $96.7 million at April 30, 2011 and 2010, respectively. Management believes that the Company’s earnings during the periods when the temporary differences become deductible will be sufficient to realize the related future income tax benefits. For those jurisdictions where the expiration date of tax carryforwards or the projected operating results of the Company indicate that realization is not likely, a valuation allowance has been provided.
In assessing the need for a valuation allowance, the Company estimates future taxable income, considering the viability of ongoing tax planning strategies and the probable recognition of future tax deductions and loss carryforwards. Valuation allowances related to deferred tax assets can be affected by changes in tax laws, statutory tax rates, and projected future taxable income levels. Changes in estimated realization of deferred tax assets would result in an adjustment to income in the period in which that determination is made.
In the ordinary course of business, the Company is exposed to uncertainties related to tax filing positions and periodically assesses these tax positions for all tax years that remain subject to examination, based upon the latest information available. For uncertain tax positions, the Company has recognized a liability for unrecognized tax benefits, including any applicable interest and penalty charges, in accordance with FASB ASC 740.
Long-Lived Assets. Long-lived assets, except goodwill and indefinite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows estimated to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. However, determining fair value is subject to estimates of both cash flows and discount rates and different estimates could yield different results. There are no events or changes in circumstances of which management is aware that indicate the carrying value of the Company’s long-lived assets may not be recoverable.

Goodwill and Other Indefinite-Lived Intangible Assets. The Company is required to test goodwill for impairment annually and more often if indicators of impairment exist. To test for goodwill impairment, the Company estimates the fair value of each of its reporting units using both a discounted cash flow valuation technique and a market-based approach. The impairment test incorporates the Company’s estimates of future cash flows, allocations of certain assets, liabilities, and cash flows among reporting units, future growth rates, terminal value amounts, and the applicable weighted-average cost of capital used to discount those estimated cash flows. The estimates and projections used in the calculation of fair value are consistent with the Company’s current and long-range plans, including anticipated changes in market conditions, industry trends, growth rates, and planned capital expenditures. Changes in forecasted operations and other estimates and assumptions could impact the assessment of impairment in the future.
At April 30, 2011, goodwill totaled $2.8 billion. Goodwill is substantially concentrated within the U.S. Retail Coffee and U.S. Retail Consumer Foods segments. No goodwill impairment was recognized as a result of the annual evaluation performed as of February 1, 2011. The estimated fair value of each reporting unit was substantially in excess of its carrying value as of the annual test date, with the exception of the former U.S. Retail Oils and Baking reporting unit. A sensitivity analysis was performed for this reporting unit, which decreased the expected long-term growth rate by 50 basis points, and still yielded an estimated fair value which supported its carrying value.
The Company’s other indefinite-lived intangible assets, consisting entirely of trademarks, are also tested for impairment annually and whenever events or changes in circumstances indicate their carrying value may not be recoverable. To test these assets for impairment, the Company estimates the fair value of each asset based on a discounted cash flow model using various inputs, including projected revenues, an assumed royalty rate, and a discount rate. Changes in these estimates and assumptions could impact the assessment of impairment in the future.
At April 30, 2011, other indefinite-lived intangible assets totaled $1.8 billion. The Company has eight trademarks which represent several of its leading, iconic brands and comprise more than 95 percent of the total carrying value of its other indefinite-lived intangible assets. Each of these trademarks had an estimated fair value substantially in excess of its carrying value as of the annual test date.

Pension and Other Postretirement Benefit Plans. To determine the Company’s ultimate obligation under its defined benefit pension plans and other postretirement benefit plans, management must estimate the future cost of benefits and attribute that cost to the time period during which each covered employee works. Various actuarial assumptions must be made in order to predict and measure costs and obligations many years prior to the settlement date, the most significant being the interest rates used to discount the obligations of the plans, the long-term rates of return on the plans’ assets, assumed pay increases, and the health care cost trend rates. Management, along with third-party actuaries and investment managers, reviews all of these assumptions on an ongoing basis to ensure that the most reasonable information available is being considered. For 2012 expense recognition, the Company will use a discount rate of 5.5 percent and 5.0 percent, and a rate of compensation increase of 4.1 percent and 4.0 percent for the U.S. and Canadian plans, respectively. The Company anticipates using an expected rate of return on plan assets of 7.0 percent for U.S. plans. For the Canadian plans, the Company will use an expected rate of return on plan assets of 6.5 percent for the hourly plan and 6.75 percent for all other plans.
Recovery of Trade Receivables. In the normal course of business, the Company extends credit to customers that satisfy predefined criteria. The Company evaluates the collectibility of trade receivables based on a combination of factors. When aware that a specific customer may be unable to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position, the Company records a specific reserve for bad debt to reduce the related receivable to the amount the Company reasonably believes is collectible. The Company also records reserves for bad debt for all other customers based on a variety of factors, including the length of time the receivables are past due, historical collection experience, and an evaluation of current and projected economic conditions at the balance sheet date. Actual collections of trade receivables could differ from management’s estimates due to changes in future economic or industry conditions or specific customers’ financial conditions.
Derivative Financial Instruments and Market Risk
The following discussions about the Company’s market risk disclosures involve forward-looking statements. Actual results could differ from those projected in the forward-looking statements.

The Company is exposed to market risk related to changes in interest rates, foreign currency exchange rates, and commodity prices.
Interest Rate Risk. The fair value of the Company’s cash and short-term investment portfolio at April 30, 2011, approximates carrying value. Exposure to interest rate risk on the Company’s long-term debt is mitigated due to fixed-rate maturities. In an effort to achieve a mix of variable versus fixed-rate debt under currently favorable market conditions, the Company entered into an interest rate swap in the fourth quarter of 2011 on a portion of fixed-rate Senior Notes. The Company receives a fixed rate and pays variable rates based on the London Interbank Offered Rate. The interest rate swap is designated as a fair value hedge and is used to hedge against the changes in the fair value of the debt. The instrument is recognized at fair value on the Consolidated Balance Sheet at April 30, 2011, and changes in the fair value are recognized in interest expense. The change in the fair value of the interest rate swap is offset by the change in the fair value of the long-term debt.
Based on the Company’s overall interest rate exposure as of and during the year ended April 30, 2011, including derivatives and other instruments sensitive to interest rates, a hypothetical 10 percent movement in interest rates would not materially affect the Company’s results of operations. In measuring interest rate risk by the amount of net change in the fair value of the Company’s financial liabilities, a hypothetical one percent decrease in interest rates at April 30, 2011, would increase the fair value of the Company’s long-term debt by approximately $54.0 million.
Foreign Currency Exchange Risk. The Company has operations outside the U.S. with foreign currency denominated assets and liabilities, primarily denominated in Canadian currency. Because the Company has foreign currency denominated assets and liabilities, financial exposure may result, primarily from the timing of transactions and the movement of exchange rates. The foreign currency balance sheet exposures as of April 30, 2011, are not expected to result in a significant impact on future earnings or cash flows.

The Company utilizes foreign currency exchange forwards and options contracts to manage the price volatility of foreign currency exchange fluctuations on future cash transactions. The contracts generally have maturities of less than one year. Instruments currently used to manage foreign currency exchange exposures do not meet the requirements for hedge accounting treatment and the change in value of these instruments is immediately recognized in cost of products sold. If the contract qualifies for hedge accounting treatment, to the extent the hedge is deemed effective, the associated mark-to-market gains and losses are deferred and included as a component of accumulated other comprehensive income (loss). These gains or losses are reclassified to earnings in the period the contract is executed. The ineffective portion of these contracts is immediately recognized in earnings. Based on the Company’s hedged foreign currency positions as of April 30, 2011, a hypothetical 10 percent change in exchange rates would result in a loss of fair value of approximately $4.7 million.
Revenues from customers outside the U.S. represented 10 percent of net sales during 2011. Thus, certain revenues and expenses have been, and are expected to be, subject to the effect of foreign currency fluctuations, and these fluctuations may have an impact on operating results.
Commodity Price Risk. Raw materials and other commodities used by the Company are subject to price volatility caused by supply and demand conditions, political and economic variables, weather, investor speculation, and other unpredictable factors. To manage the volatility related to anticipated commodity purchases, the Company uses futures and options with maturities generally less than one year. Certain of these instruments are designated as cash flow hedges. The mark-to-market gains or losses on qualifying hedges are included in accumulated other comprehensive income (loss) to the extent effective, and reclassified to cost of products sold in the period during which the hedged transaction affects earnings. The mark-to-market gains or losses on nonqualifying, excluded, and ineffective portions of hedges are recognized in cost of products sold immediately.

The following sensitivity analysis presents the Company’s potential loss of fair value resulting from a hypothetical 10 percent change in market prices.

	Year Ended April 30,

(Dollars in millions)	2011	2010

Raw material commodities:
High	$24.5	$21.2
Low	6.6	2.3
Average	14.7	11.6

The estimated fair value was determined using quoted market prices and was based on the Company’s net derivative position by commodity at each quarter end during the fiscal year. The calculations are not intended to represent actual losses in fair value that the Company expects to incur. In practice, as markets move, the Company actively manages its risk and adjusts hedging strategies as appropriate. The commodities hedged have a high inverse correlation to price changes of the derivative commodity instrument; thus, the Company would expect that any gain or loss in the estimated fair value of its derivatives would generally be offset by an increase or decrease in the estimated fair value of the underlying exposures.
Forward-Looking Statements
Certain statements included in this Annual Report contain forward-looking statements within the meaning of federal securities laws. The forward-looking statements may include statements concerning the Company’s current expectations, estimates, assumptions, and beliefs concerning future events, conditions, plans, and strategies that are not historical fact. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “plans,” and similar phrases.
Federal securities laws provide a safe harbor for forward-looking statements to encourage companies to provide prospective information. The Company is providing this cautionary statement in connection with the safe harbor provisions. Readers are cautioned not to place undue reliance on any forward-looking statements as such statements are by nature subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control and could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks and uncertainties include, but are not limited to, those set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K, as well as the following:
•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, and peanuts, are procured and the related impact on costs;

•	risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;

•	the ability to successfully implement and realize the full benefit of price changes and the competitive response;

•	the success and cost of introducing new products and the competitive response;

•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;

•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;

•	the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost effective manner;

•	the successful completion of the Company’s restructuring programs and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;

•	the impact of food safety concerns involving either the Company or its competitors’ products;

•	the impact of accidents and natural disasters, including crop failures and storm damage;

•	the concentration of certain of the Company’s businesses with key customers and suppliers and the ability to manage and maintain key relationships;

•	the loss of significant customers, a substantial reduction in orders from such customers, or the bankruptcy of any such customer;

•	changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;

•	the ability of the Company to obtain any required financing;

•	the timing and amount of the Company’s capital expenditures, share repurchases, and restructuring costs;

•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;

•	the impact of new or changes to existing governmental laws and regulations or their application;

•	the impact of future legal, regulatory, or market measures regarding climate change;

•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;

•	foreign currency and interest rate fluctuations;

•	political or economic disruption;

•	other factors affecting share prices and capital markets generally; and

•	the other factors described under “Risk Factors” in registration statements filed by the Company with the Securities and Exchange Commission and in the other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.
Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this Annual Report. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.